Exhibit 99.1

Castle Biosciences Reports Fourth Quarter and Full-Year 2021 Results

Full-year 2021 revenue was up 50% over 2020 to $94.1 million, beating expectations
Growth of 55% year over year in total GEP testing volume
Full-year 2022 revenue is expected to be between $115-120 million
Conference call and webcast today at 4:30 p.m. ET

FRIENDSWOOD, Texas- Feb. 28, 2022--Castle Biosciences, Inc. (Nasdaq: CSTL), a company improving health through innovative tests that guide patient care, today announced its financial results for the fourth quarter and twelve months ended Dec. 31, 2021.
“Driven by our patient-centric focus and our commitment to strong execution on our growth plans, we had an outstanding 2021,” said Derek Maetzold, president and chief executive officer of Castle Biosciences. “We exceeded the goals we set out to accomplish in 2021 and beat our revenue expectations. We successfully doubled our dermatology facing commercial team and accelerated our investments in R&D, which allowed us to continue generating data to further demonstrate the value of our tests. Further, in alignment with our M&A strategy, we identified two areas of growth that we believe complement and diversify our existing business, the acquisitions of Myriad’s myPath® Melanoma laboratory and the myPath Melanoma test and Cernostics and the TissueCypher® spatialomics platform. The commercially available TissueCypher® Barrett’s esophagus test, which is designed to predict future development of high-grade dysplasia and/or esophageal cancer in patients with Barrett’s esophagus, adds approximately $1 billion to our estimated total U.S. addressable market.
“One of our most exciting accomplishments in 2021 was the initiation of our collaboration with the National Cancer Institute (NCI) to link SEER registries’ cutaneous melanoma cases with DecisionDx®-Melanoma testing data. Data from the initial analysis of patients 65 years and older demonstrated that patients tested with DecisionDx-Melanoma had improved survival rates compared to untested patients, highlighting the test’s value in guiding risk-aligned treatment plans that improve health outcomes.

“We closed 2021 with the execution excellence that we strive for and are entering 2022 with great momentum. We expect our strong performance to enable continued value creation and allow us to improve health through innovative tests that guide patient care. Our success is not possible without the continued dedication and efforts of our Castle team, and I would like to express my sincere appreciation for their contributions.”
Twelve Months Ended Dec. 31, 2021, Financial and Operational Highlights
•Revenues were $94.1 million, a 50% increase compared to $62.6 million during the same period in 2020. Included in revenue for the period were revenue adjustments related to tests delivered in prior periods. These prior period revenue adjustments for the twelve months ended Dec. 31, 2021, were $3.3 million, compared to $0.2 million for the same period in 2020.
•Adjusted revenues, which exclude the effects of revenue adjustments related to tests delivered in prior periods, were $90.8 million, a 45% increase, compared to $62.5 million for the same period in 2020.
•Total gene expression profile test reports delivered in 2021 were 28,118, a 55% increase compared to 18,185 in the same period of 2020:
◦DecisionDx-Melanoma test reports delivered in 2021 were 20,328, compared to 16,232 in the same period of 2020, an increase of 25%. Data suggests that diagnoses of melanoma were down 11% in 2021 compared to historical pre-COVID 2019 levels.
◦DecisionDx®-SCC test reports delivered in 2021 were 3,510 compared to 485 in 2020 (Aug. 31-Dec. 31, 2020).
◦myPath® Melanoma and DecisionDx® DiffDx™-Melanoma aggregate test reports delivered in 2021 were 2,662, compared to 73 in 2020 (Nov. 2–Dec. 31, 2020).
◦DecisionDx®-UM test reports delivered in 2021 were 1,618, compared to 1,395 in the same period of 2020, an increase of 16%.
•Gross margin for 2021 was 81.1%, and adjusted gross margin for 2021 was 82.6%.

•Operating cash flow, including repayment of the 2020 Medicare advance payment, was $(19.0) million, compared to $9.9 million for the same period in 2020, and adjusted operating cash flow was $(12.5) million, compared to $1.5 million from the same period in 2020.
•Net loss for 2021, inclusive of non-cash stock-based compensation expense of $21.7 million, was $(31.3) million, compared to $(10.3) million for the same period in 2020.
•Adjusted EBITDA for 2021 was $(14.9) million, compared to $2.6 million for the same period in 2020.

Cash and Cash Equivalents

As of Dec. 31, 2021, the Company’s cash and cash equivalents totaled $330 million.

Fourth Quarter Ended Dec. 31, 2021, Financial and Operational Highlights
•Revenues were $25.0 million, a 45% increase compared to $17.3 million during the same period in 2020. Included in revenue for the period were revenue adjustments related to tests delivered in prior periods. These prior period revenue adjustments for the quarter ended Dec. 31, 2021, were ($0.8) million, compared to $3.5 million for the same period in 2020.
•Adjusted revenues, which exclude the effects of revenue adjustments related to tests delivered in prior periods, were $25.8 million, an 87% increase, compared to $13.8 million for the same period in 2020.
•Delivered 8,242 total gene expression profile test reports in the fourth quarter of 2021, an increase of 60% compared to 5,157 in the same period of 2020:
◦DecisionDx-Melanoma test reports delivered in the quarter were 5,635, compared to 4,246 in the fourth quarter of 2020, an increase of 33%.
◦DecisionDx®-SCC test reports delivered in the quarter were 1,265, compared to 428 in the fourth quarter of 2020, an increase of 196%.
◦myPath® Melanoma and DecisionDx® DiffDx™-Melanoma (Castle’s comprehensive diagnostic offering) aggregate test reports delivered in the fourth quarter of 2021 were 904, compared to 73 in the fourth quarter of 2020 (Nov. 2–Dec. 31, 2020).
◦DecisionDx®-UM test reports delivered in the quarter were 438, compared to 410 in the fourth quarter of 2020, an increase of 7%.
•Gross margin for the quarter ended Dec. 31, 2021, was 77.6%, and adjusted gross margin was 82.2%.
•Operating cash flow was $(2.8) million, compared to $(0.4) million for the same period in 2020, and adjusted operating cash flow was $0.2 million, compared to $1.5 million for the same period in 2020.
•Net loss for the fourth quarter was $(6.4) million, compared to $(4.9) million for the same period in 2020.
•Adjusted EBITDA for the fourth quarter was $(6.9) million, compared to $0.1 million for the same period in 2020.

2022 Outlook
•The Company anticipates generating between $115-120 million in total revenue in 2022. This includes expected revenue from the TissueCypher Barrett’s esophagus test, acquired in December of 2021.

Recent Accomplishments and Highlights
Dermatology
•The Company initiated a collaboration with the National Cancer Institute (NCI) to link DecisionDx®-Melanoma testing data with data from the Surveillance, Epidemiology and End Results (SEER) Program’s registries on cutaneous melanoma (CM) cases. Data from the initial analysis focused on Medicare-eligible patients (65 years and older). The analysis showed that when controlling for thirteen clinicopathologic and socioeconomic variables, CM patients whose clinicians had DecisionDx-Melanoma test results in addition to the available clinicopathologic factors lived longer compared to untested patients whose clinicians relied solely upon the available clinicopathologic factors. A poster from the 2022 Winter Clinical Dermatology Conference, titled “31-gene expression profile testing survival benefit in a population-based analysis of cutaneous melanoma patients ≥65 years of age,” highlighted data from this first analysis. See the Company’s news release from Feb. 3, 2022, for more information.

•The Company presented data on its suite of dermatologic cancer GEP tests and presented a poster describing the study design for its inflammatory skin disease pipeline initiative at the 2021 Fall Clinical Dermatology Conference. See the Company’s news release from Oct. 22, 2021, for more information.
•The DecisionDx-Melanoma integrated test result (ITR) now includes i31-GEP for Risk of Recurrence (i31-ROR). Designed to improve the precision of treatment plans for better patient care, the i31-ROR predicts patient-specific five-year outcomes for melanoma-specific survival (MSS), distant metastasis-free survival (DMFS) and recurrence-free survival (RFS). See the Company’s news release from Oct. 28, 2021, for more information.
•The Company announced the publication of a novel algorithm designed to integrate clinicopathologic features with the DecisionDx®-Melanoma test score (i31-GEP SLNB) to determine sentinel lymph node biopsy (SLNB) positivity risk in patients with CM. The article, titled “Integrating 31-Gene Expression Profiling with Clinicopathologic Features to Optimize Cutaneous Melanoma Sentinel Lymph Node Metastasis Prediction,” highlights the development and validation of the i31-GEP SLNB algorithm and demonstrates improved prediction for sentinel lymph node (SLN) status compared to clinicopathologic features alone and a very high correlation comparing predicted versus observed SLN positivity rates of 0.999 (1.0 is complete correlation). The study was published in the peer-reviewed journal JCO® Precision Oncology. See the Company’s news release from Nov. 5, 2021, for more information.
•A study of patients with stage I-III cutaneous melanoma was published in Future Oncology, and consistent with previous validation and performance studies, demonstrated that DecisionDx-Melanoma added independent prognostic value to current staging guidelines for CM to identify patients with a high and low recurrence or metastasis risk to improve patient management. See the Company’s news release from Nov. 19, 2021, for more information.
Uveal Melanoma
•In January, the Company announced the publication of a study in Ocular Oncology and Pathology demonstrating that the combined application of DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®-UMSeq allows for highly accurate analysis of RNA and DNA from a single biopsy sample for patients with uveal melanoma (UM). DecisionDx-UMSeq is Castle’s 7-gene test that uses next-generation sequencing (NGS) to identify somatic mutations relevant to UM. The sequencing panel identifies hotspot mutations in the genes GNAQ, GNA11, CYSLTR2, PLCB4 and SF3B1, mutations in exons 1-2 of EIF1AX and mutations across all coding exons of the BAP1 gene. This information, together with results from the DecisionDx-UM gene expression profile (GEP) test, is designed to help build a comprehensive genomic profile of an individual UM tumor from a single biopsy, which can then be used to inform patient care. See the Company’s news release from Jan. 12, 2022, for more information.
Gastroenterology
•In December, the Company diversified and expanded its portfolio into the gastrointestinal market with the acquisition of Cernostics and the TissueCypher® platform. The TissueCypher platform focuses on measuring, in the case of the initial test for use in patients with Barrett’s esophagus, the important information regarding the location of the expression of proteins or lack thereof within the morphology of the disease. This ‘spatialomic’ information is then interpreted through artificial intelligence to predict the likelihood of progression to high-grade dysplasia and/or esophageal cancer in patients with non-dysplastic, indefinite or low-grade dysplasia Barrett’s esophagus. The acquisition expanded Castle’s estimated U.S. total addressable market by approximately $1 billion. See the Company’s news release from Dec. 6, 2021, for more information.
ESG
•In November, the Company announced the launch of its inaugural Environmental, Social and Governance (ESG) report, detailing the Company’s related policies and metrics. See the Company’s news release from Nov. 8, 2021, for more information.
Conference Call and Webcast Details
Castle Biosciences will hold a conference call on Monday, Feb. 28, 2022, at 4:30 p.m. Eastern time to discuss its fourth quarter and full-year 2021 results and provide a corporate update.

A live webcast of the conference call can be accessed here: or via the webcast link on the Investor Relations page of the Company’s website, https://ir.castlebiosciences.com/overview/default.aspx. Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until March 21, 2022.

To access the live conference call via phone, please dial 844 200 6205 from the United States, or +1 929 526 1599 internationally, at least 10 minutes prior to the start of the call, using the conference ID 223262.

There will be a brief Question & Answer session following management commentary.

Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Cash Flow and Adjusted EBITDA, which are non-GAAP financial measures and are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted Revenue and Adjusted Gross Margin reflect adjustments to net revenues to exclude changes in variable consideration related to test reports delivered in previous periods. Adjusted Gross Margin further excludes acquisition-related intangible asset amortization. Adjusted Operating Cash Flow excludes the effects of repayments to Medicare of COVID-19 government relief advancements to healthcare providers. Adjusted EBITDA excludes from net loss interest expense, depreciation and amortization expense, income tax (benefit) expense and stock compensation expense, and one-time nonrecurring losses on extinguishment of debt.

We use Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Cash Flow and Adjusted EBTIDA internally because we believe these metrics provide useful supplemental information in assessing our revenue and cash flow performance, respectively. We believe Adjusted Revenue and Adjusted Gross Margin are also useful to investors because they provide additional information on current-period performance by removing the effects of revenue adjustments related to tests delivered in previous periods and acquisition-related intangible asset amortization, which we believe may facilitate revenue and gross margin comparisons to historical periods. We believe Adjusted Operating Cash Flow is also useful to investors as a supplement to GAAP measures in the assessment of our cash flow performance by removing the effects of COVID-19 government relief payments, which we believe are not indicative of our ongoing operations. We believe Adjusted EBITDA may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. These non-GAAP financial measures are not meant to be substitutes for net revenues, gross margin, net cash (used in) provided by operating activities or net loss reported in accordance with GAAP and should be considered in conjunction with our financial information presented on GAAP basis. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables at the end of this release.

About Castle Biosciences

Castle Biosciences (Nasdaq: CSTL) is a leading diagnostics company improving health through innovative tests that guide patient care. The Company aims to transform disease management by keeping people first: patients, clinicans, employees and investors.

Castle’s current portfolio consists of tests for skin cancers, uveal melanoma and Barrett’s esophagus. Additionally, the Company has active research and development programs for tests in other diseases with high clinical need, including its test in development to predict systemic therapy response in patients with moderate-to-severe psoriasis, atopic dermatitis and related conditions. To learn more, please visit www.CastleBiosciences.com and connect with us on LinkedIn, Facebook, Twitter and Instagram.

DecisionDx-Melanoma, DecisionDx-CMSeq, DecisionDx-SCC, myPath Melanoma, DecisionDx DiffDx-Melanoma, DecisionDx-UM, DecisionDx-PRAME, DecisionDx-UMSeq and TissueCypher are trademarks of Castle Biosciences, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning the ability of our tests to provide valuable, clinically actionable information to clinicians and patients; our revenue outlook for the full year of 2022 and the expected contribution of the TissueCypher® Barrett’s esophagus test to this revenue outlook; our estimated U.S. total addressable market; our sales team’s ability to achieve optimal productivity; our ability to integrate our recent acquisitions into our existing business and the ability of such acquisitions to complement our existing business; DecisionDx-Melanoma’s contribution to increased survival rates for patients with CM and its ability to aid in risk-aligned treatment plans for improved patient outcomes and survival rates; DecisionDx-Melanoma’s ability to improve the precision of treatment plans for better patient care and predict patient-specific five-year outcomes for MSS, DMFS and RFS; DecisionDx-Melanoma’s predictive capacities with respect to SLN status compared to clinicopathologic features alone; DecisionDx-Melanoma’s ability to add independent prognostic value to current staging guidelines for CM and improve patient management; and the combined application of DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®-UMSeq in helping build a comprehensive genomic profile of an individual UM tumor from a single biopsy, which can then be used to inform patient care. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, subsequent study results and findings may contradict earlier study results and findings, including with respect to the diagnostic and prognostic tests discussed in this press release, actual application of our tests may not provide the aforementioned benefits to patients and the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the twelve months ended December 31, 2021, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, trends in revenues and test report volumes are not necessarily indicative of the Company’s results of operations that can be expected for future interim periods or for the year ending December 31, 2022.

Investor and Media Contact:
Camilla Zuckero
+1 832-835-5158
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
NET REVENUES	$25,039	$17,299	$94,085	$62,649
OPERATING EXPENSES AND OTHER OPERATING INCOME
Cost of sales (exclusive of amortization of acquired intangible assets)	4,597	2,673	15,822	9,685
Research and development	9,445	4,581	29,646	13,256
Selling, general and administrative	25,160	14,959	86,738	48,132
Amortization of acquired intangible assets	1,008	—	1,958	—
Other operating income	—	(1,882)	—	(1,882)
Total operating expenses, net	40,210	20,331	134,164	69,191
Operating loss	(15,171)	(3,032)	(40,079)	(6,542)
Interest income	17	19	68	373
Interest expense	(1)	(395)	(1)	(2,634)
Loss on extinguishment of debt	—	(1,397)	—	(1,397)
Loss before income taxes	(15,155)	(4,805)	(40,012)	(10,200)
Income tax (benefit) expense	(8,725)	84	(8,720)	84
Net loss and comprehensive loss	$(6,430)	$(4,889)	$(31,292)	$(10,284)

Loss per share:
Basic	$(0.25)	$(0.23)	$(1.24)	$(0.54)
Diluted	$(0.25)	$(0.23)	$(1.24)	$(0.54)

Weighted-average shares outstanding:
Basic	25,329	20,833	25,137	18,929
Diluted	25,329	20,833	25,137	18,929

Stock-Based Compensation Expense
Stock-based compensation expense is included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Cost of sales (exclusive of amortization of acquired intangible assets)	$578	$375	$2,058	$1,049
Research and development	1,256	657	4,522	1,492
Selling, general and administrative	5,017	1,929	15,160	5,768
Total stock-based compensation expense	$6,851	$2,961	$21,740	$8,309

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$329,633	$409,852
Accounts receivable, net	17,282	12,759
Inventory	2,021	2,217
Prepaid expenses and other current assets	4,807	4,766
Total current assets	353,743	429,594
Long-term accounts receivable, net	1,308	1,096
Property and equipment, net	9,501	7,102
Operating lease assets	7,383	—
Intangible assets, net	88,922	—
Other assets – long-term	1,715	1,536
Total assets	$462,572	$439,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,546	$2,098
Accrued compensation	15,483	9,108
Medicare advance payment	—	6,615
Operating lease liabilities	1,179	—
Other accrued and current liabilities	5,678	3,055
Total current liabilities	24,886	20,876
Contingent consideration	18,287	—
Noncurrent operating lease liabilities	6,900	—
Noncurrent portion of Medicare advance payment	—	1,735
Deferred tax liability	635	—
Other liabilities	124	1,026
Total liabilities	50,832	23,637
Stockholders’ Equity
Common stock	25	25
Additional paid-in capital	505,482	478,162
Accumulated deficit	(93,767)	(62,496)
Total stockholders’ equity	411,740	415,691
Total liabilities and stockholders’ equity	$462,572	$439,328

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(31,292)	$(10,284)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,407	472
Stock-based compensation expense	21,740	8,309
Amortization of debt discounts and issuance costs	—	839
Deferred income taxes	(8,736)	—
Loss on extinguishment of debt	—	1,397
Other	—	(16)
Change in operating assets and liabilities:
Accounts receivable	(4,631)	1,663
Prepaid expenses and other current assets	617	(2,815)
Inventory	327	(980)
Operating lease assets	931	—
Other assets	(180)	(1,401)
Accounts payable	(182)	169
Operating lease liabilities	(852)	—
Accrued compensation	6,208	3,329
Medicare advance payment	(8,350)	8,350
Other accrued liabilities	2,286	561
Other liabilities	(276)	272
Net cash (used in) provided by operating activities	(18,983)	9,865
INVESTING ACTIVITIES
Purchases of property and equipment	(3,483)	(4,751)
Asset acquisitions, net of cash and cash equivalents acquired	(63,184)	—
Proceeds from sale of property and equipment	10	3
Net cash used in investing activities	(66,657)	(4,748)
FINANCING ACTIVITIES
Proceeds from public offerings of common stock, net of underwriting discounts, commissions and offering costs	—	330,041
Payment of common stock offering costs	(336)	—
Repayments on term debt	—	(27,359)
Proceeds from exercise of common stock options	4,234	1,593
Payment of employees’ taxes on vested restricted stock units	(781)	—
Proceeds from contributions to the employee stock purchase plan	2,312	1,615
Repayment of principal portion of finance lease liabilities	(8)	—
Net cash provided by financing activities	5,421	305,890

NET CHANGE IN CASH AND CASH EQUIVALENTS	(80,219)	311,007
Beginning of year	409,852	98,845
End of year	$329,633	$409,852

CASTLE BIOSCIENCES, INC.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted revenue and adjusted gross margin, which are non-GAAP measures. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(in thousands)
Adjusted revenue
Net revenues (GAAP)	$25,039	$17,299	$94,085	$62,649
Revenue associated with test reports delivered in prior periods	780	(3,515)	(3,324)	(176)
Adjusted revenue (Non-GAAP)	$25,819	$13,784	$90,761	$62,473

Adjusted gross margin
Gross margin (GAAP)[1]	$19,434	$14,626	$76,305	$52,964
Amortization of acquired intangible assets	1,008	—	1,958	—
Revenue associated with test reports delivered in prior periods	780	(3,515)	(3,324)	(176)
Adjusted gross margin (Non-GAAP)	$21,222	$11,111	$74,939	$52,788

Gross margin percentage (GAAP)[2]	77.6%	84.5%	81.1%	84.5%
Adjusted gross margin percentage (Non-GAAP)[3]	82.2%	80.6%	82.6%	84.5%
________________________
1.Calculated as net revenues (GAAP) less the sum of cost of sales (exclusive of amortization of acquired intangible assets) and amortization of acquired intangible assets.
2.Calculated as gross margin (GAAP) divided by net revenues (GAAP).
3.Calculated as adjusted gross margin (Non-GAAP) divided by adjusted revenue (Non-GAAP).

The table below presents the reconciliation of adjusted operating cash flow, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(in thousands)
Adjusted operating cash flow
Net cash (used in) provided by operating activities (GAAP)	$(2,781)	$(430)	$(18,983)	$9,865
Medicare advance payment[1]	2,999	—	8,350	(8,350)
HHS provider relief funds[2]	—	1,882	(1,882)	—
Adjusted operating cash flow (Non-GAAP)	$218	$1,452	$(12,515)	$1,515
________________________
1.In April 2020, we received an advance payment of $8.3 million from the Centers for Medicare & Medicaid Service (CMS), for which recoupment has commenced in April 2021. We recorded the receipt of the payment as a liability on our balance sheet and, in accordance with GAAP, it is included in net cash provided by operating activities in the period received. We have excluded receipt of the advance payment from adjusted operating cash flow, but as claims were submitted for reimbursement and applied against this balance, we included the advance payment in adjusted operating cash flow to the extent that Medicare claims submitted for reimbursement were applied to the balance.
2.We received a one-time payment of $1.9 million in relief funds automatically allocated to Medicare providers under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) from the U.S. Department of Health and Human Services (HHS).

The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021		2020	2021	2020
(in thousands)
Adjusted EBITDA
Net loss	$(6,430)		$(4,889)	$(31,292)	$(10,284)
Interest expense	1		395	1	2,634
Depreciation and amortization expense	1,451		160	3,407	472
Income tax (benefit) expense	(8,725)		84	(8,720)	84
Stock compensation expense	6,851		2,961	21,740	8,309
Loss on extinguishment of debt	—	—	1,397	—	1,397
Adjusted EBITDA (Non-GAAP)	$(6,852)		$108	$(14,864)	$2,612